Exhibit 99.2

Triangle Petroleum Corporation Provides Update on Its Review of Strategic Alternatives

Mr. James B. Shein Joins TPLM Board to Support Strategic Review

Announces Adoption of Tax Benefits Preservation Plan

DENVER, Colorado, June 29, 2016 – Triangle Petroleum Corporation  (NYSE MKT: TPLM, or “Triangle”)  today provided an update on its evaluation of strategic alternatives and announced other corporate matters in conjunction with the filing by its wholly-owned subsidiaries, Triangle USA Petroleum Corporation (“TUSA”) and Ranger Fabrication, LLC, and their respective subsidiaries, of voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware to implement the terms of a Plan Support Agreement (“PSA”) that will facilitate the restructuring of TUSA’s balance sheet.

Triangle Petroleum Corporation does not guarantee TUSA’s funded indebtedness and is not included in the filing by TUSA. TPLM will continue to operate in the ordinary course throughout TUSA’s Chapter 11 process, while continuing to assess its own strategic alternatives.

TPLM’s ongoing assets include cash on hand, its 100% ownership interest in RockPile Energy Services, LLC (“RockPile”), and its minority investment in Caliber Midstream Partners, L.P. TPLM holds $8.2 million of TUSA’s 6.75% Senior Unsecured Notes (“Notes”) due 2022 and an estimated $286 million in net operating losses (NOLs) as of January 31, 2016, in addition to other assets. Although RockPile previously announced that it is conducting its own review of strategic alternatives, TUSA’s restructuring does not directly affect TPLM’s interest in RockPile.

TPLM continues to evaluate strategic options to maximize the value of its assets and has engaged in discussions with its principal stakeholders to identify a comprehensive solution.

TPLM also announced today that its Board of Directors has been expanded from five to six directors in connection with the appointment of Mr. James B. Shein as an independent director. Mr. Shein is currently Clinical Professor of Strategy at the Kellogg School of Management at Northwestern University and brings extensive restructuring, governance and fiduciary duty advisory experience. He will play a critical role in determining and executing the best path forward for TPLM.

The Board of Directors has formed a Special Committee and appointed James Shein and Gus Halas, an incumbent independent director, as its members. The Special Committee is charged with maximizing value for the Company, its shareholders and other relevant stakeholders (collectively, the “Company Stakeholders”) as the Company continues its ongoing evaluation of strategic alternatives. The Board has delegated significant authority to the Special Committee to deliberate and act on behalf of the Board and the Company in the manner it deems to be in the best interests of the Company Stakeholders, including with respect to the Company’s interests in its subsidiaries. The Special Committee has also been authorized to engage advisors in carrying out its duties.

In addition, TPLM announced today that it has adopted a tax benefits preservation plan designed to reduce the likelihood that Triangle will experience an “ownership change” under U.S. federal income tax laws. This plan is similar to other tax benefits preservation plans adopted by other public companies with significant tax attributes.

The purpose of the tax benefits preservation plan is to protect Triangle’s ability to use its tax assets, such as net operating loss carryforwards and built-in losses, to offset future taxable income, which would be substantially limited if Triangle experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change would occur if Triangle’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Triangle by more than 50 percentage points over a rolling three-year period.

As part of the plan, the Triangle Board of Directors declared a dividend of one preferred stock purchase interest for each outstanding share of its common stock. The issuance of preferred stock pursuant to the plan will be subject to shareholder approval. The interests will be distributable to shareholders of record as of July 8, 2016, as well as to holders of shares of Triangle common stock issued after that date, but would only be activated if triggered by the plan.

Additional information regarding the tax benefits preservation plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Triangle is filing with the Securities and Exchange Commission.

About Triangle Petroleum Corporation

Triangle Petroleum Corporation (NYSE MKT: TPLM) is an independent energy company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana.  For more information, visit Triangle's website at www.trianglepetroleum.com.

Forward-Looking Statements Disclosure

The information presented in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that TPLM expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements include, but are not limited to, the risks discussed in Triangle Petroleum Corporation’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this press release, and TPLM undertakes no obligation to update any forward-looking statement as a result of new information, future developments, or otherwise.

Contact

Abernathy MacGregor

Sydney Isaacs, (713) 343-0427

Alan Oshiki, (212) 371-5999